EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $2.4 Million for 2009

MCLEAN, Va., Feb. 1, 2010 (GLOBE NEWSWIRE) -- 2009 was an eventful year for Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) and its banking subsidiary Sonabank:

  During the third quarter Sonabank assumed $26.6 million in deposits of Millennium Bank’s branch in Warrenton, Virginia. In addition, Sonabank purchased $23.6 million in selected loans from Millennium Bank. This was an in-market transaction which substantially improved our position where we had historically had a presence and where Sonabank already had a branch.
  During the fourth quarter Southern National Bancorp undertook a secondary offering of its common stock and raised $27 million of additional common equity. The objective of the offering was to build the Company’s capital position to a point where it could take advantage without hesitation of opportunities to build its franchise on a cost effective basis. The offering closed on November 4, 2009.
  The first of those opportunities presented itself shortly after the offering was concluded with the FDIC asking Sonabank to bid on Greater Atlantic Bank, headquartered in Reston, Virginia. Sonabank ultimately had the winning bid and we announced on December 4, 2009 that we had entered into an agreement with the FDIC to assume all of the deposits and most of the assets of Greater Atlantic Bank. This was not simply a financial transaction but an opportunity to broaden and deepen our deposit franchise. Greater Atlantic’s branches in Rockville, Front Royal, Newmarket and South Riding have been integrated into the Sonabank branch system. The Greater Atlantic branch in Reston has been combined into Sonabank’s existing Reston branch which is less than two miles away.

Southern National Bancorp of Virginia, Inc. announced today that net income for the fourth quarter of 2009 was $1.7 million compared to $1.0 million in the fourth quarter of 2008. Earnings for the year ended December 31, 2009, were $2.4 million compared to $1.2 million in the year ended December 31, 2008.

The unusual drivers of earnings during the fourth quarter of 2009 were as follows:

First, we recorded an after tax gain of $7.4 million in connection with the FDIC assisted Greater Atlantic Bank transaction. The FDIC assistance is embodied in the cash payment received from the FDIC and in a loss sharing agreement with the FDIC that covers a substantial portion of expected losses on loans and other real estate owned. Under the terms of the loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $19 million of losses and absorb 95% of losses and share in 95% of recoveries on losses exceeding $19 million. The loss sharing agreement for non-residential and residential loans is in effect for 5 years and 10 years respectively from the December 4, 2009 acquisition date. The loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

The acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the December 4, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. We are continuing to work with third party vendors to review and refine the fair value estimates, as new information becomes available.

A summary of the estimated fair value adjustments resulting in the net gain follows:

December 4, 2009
(in thousands)
GAB cost basis net assets
acquired on December 4, 2009	$(6,154)
Cash payment received from the FDIC	26,991
Fair value adjustments
Loans	(28,022)
Other real estate owned	(838)
FDIC loss-sharing receivable	19,408
FHLB advances	(357)
Core deposit intangible	1,205
Time deposit premium	(96)
Investment securities	(388)
Loan servicing asset	(100)
Intercompany receivable	(489)
Income tax liability	(3,794)

Net after-tax gain from GAB acquisition	$7,366

In addition, we had expenses related to the acquisition of $499 thousand which included professional fees of nearly $300 thousand and other miscellaneous expenses which is not included in the after-tax gain shown above.

Going forward we expect to realize further cost savings related to Greater Atlantic’s leasing expenses, core processing and miscellaneous other factors during the first and second quarters of 2010.

Second, we took additional other than temporary impairment (OTTI) charges on certain of our trust preferred securities of $5.5 million and $139 thousand on one CMO. That is outlined in more detail in the “Securities” section below.

Third, we recorded a higher than normal provision for loan losses. Much of this is related to a customer fraud on a single large relationship. This is also covered in more detail in the “Loan Loss Provision/Asset Quality” section below.

Overview

Net income for the fourth quarter of 2009 was $1.7 million, up from $1.0 million for the fourth quarter of 2008. Net interest income for the fourth quarter was up to $4.8 million from $3.2 million for the same quarter last year due to a higher net interest margin resulting from the capital raise in November 2009 which allowed us to reduce the cost of interest bearing liabilities, as well as continued declines in funding costs. During the fourth quarter of 2009 we recognized a pre-tax gain on the Greater Atlantic acquisition in the amount of $11.2 million. In the fourth quarter of 2009 we recognized a pre-tax impairment charge of $5.5 million related to our holdings of trust preferred securities and a pre-tax impairment charge of $139 thousand related to a private label CMO. The impairment charge in the fourth quarter of 2008 was $67 thousand and related to Freddie Mac perpetual preferred stock. The provision for loan losses was $4.3 million compared to $450 thousand for the same quarter last year.

Net income for the year ended December 31, 2009 was $2.4 million, up from $1.2 million for the year ended December 31, 2008. During 2009 we recognized the gain of $11.2 million on the Greater Atlantic acquisition as well as a gain on the Millennium Warrenton branch acquisition in the amount of $423 thousand. OTTI charges were $7.7 million in 2009 compared to $1.5 million in 2008.

Southern National’s efficiency ratio improved from 67.1% for the year ended December 31, 2008 to 66.4% for the year ended December 31, 2009.

Total assets of Southern National Bancorp of Virginia were $611.4 million as of December 31, 2009, up from $431.9 million as of December 31, 2008. Most of the growth in assets was attributable to the Millennium Bank Warrenton branch and the Greater Atlantic purchase and assumption transactions, as well as strong organic growth in the loan portfolio.

Net Interest Margin

The net interest margin was 3.66% for the year ended December 31, 2009 compared to 3.28% for the year ended December 31, 2008. The net interest margin improved in each quarter of the year ending December 31, 2009. The net interest margin was 3.12%, 3.51%, 3.89% and 4.04% for the first, second, third and fourth quarter of 2009 respectively. Improved margins were the result of reduced funding costs.

Loan Portfolio

Going forward we will discuss our loan portfolio in two components – the portfolio not covered by the loss sharing agreement with the FDIC and the portfolio which is covered by the loss sharing agreement.

The composition of our loan portfolio consisted of the following at December 31, 2009 and 2008 (in thousands):

	Covered Loans	Noncovered Loans	Total Loans
	December 31, 2009			December 31, 2008
Mortgage loans on real estate:
Commercial	$21,414	$146,295	$167,709	$104,866
Construction loans to residential builders	3,433	5,436	8,869	4,752
Other construction and land loans	2,377	42,564	44,941	51,836
Residential 1-4 family	24,455	61,024	85,479	60,376
Multi- family residential	2,570	10,726	13,296	5,581
Home equity lines of credit	53,595	10,532	64,127	11,509
Total real estate loans	107,844	276,577	384,421	238,920

Commercial loans	3,952	70,757	74,709	60,820
Consumer loans	193	3,528	3,721	3,074
Gross loans	111,989	350,862	462,851	302,814

Less unearned income on loans	--	(564)	(564)	(548)
Loans, net of unearned income	$111,989	$350,298	$462,287	$302,266

Non-covered Loans

Our non-covered commercial mortgages grew 40% from December 31, 2008 to December 31, 2009. The increase was due to the loans purchased from Millennium Bank as well as organic growth.

The residential mortgage portfolio includes $34.5 million remaining from the 1st Service acquisition. We have 114 loans remaining from that portfolio. As of December 31, 2008 one loan from this portfolio was included in Other Real Estate Owned. During 2009 we foreclosed on 5 of these loans and sold all 6 of these properties. Sonabank is not in the retail residential mortgage origination business, but in the ordinary course of business does provide residential mortgage financing to its business clients.

The balances outstanding in non-covered home equity lines of credit decreased slightly.  Sonabank rarely originates home equity lines of credit.

Commercial loans grew from $60.8 million December 31, 2008 to $70.8 million on December 31, 2009 as Sonabank continued to benefit from competitor turbulence. We expect growth in this area to continue. Commercial lending has been and will continue to be a priority for Sonabank.

Greater Atlantic Bank Acquisition

A statement of the net assets acquired in the Greater Atlantic Bank acquisition at fair value as of December 4, 2009 is shown below:

Assets
Cash and cash equivalents	$50,213
Investment securities	28,051
Loans covered by loss-sharing	113,564
Other real estate owned
covered by loss-sharing	989
Core deposit intangible	1,205
FDIC loss-sharing receivable	19,408
Other assets	2,170

Total assets acquired	$215,600

Liabilities
Deposits	$178,676
FHLB Advances	25,357
Other liabilities	4,201

Total liabilities	$208,234

Net assets acquired	$7,366

A summary of covered loans acquired in the Greater Atlantic Bank acquisition as of December 4, 2009 and the related discounts is as follows:

	Credit Impaired	Other
	Loans	Loans	Total Loans
Commercial loans	$200	$7,652	$7,852
Commercial real estate loans	3,050	22,466	25,516
Commercial secured loans	1,676	2,556	4,232
Construction loans	2,531	--	2,531
Consumer loans	--	70	70
Home equity lines of credit	--	56,700	56,700
Land loans	3,118	402	3,520
Residential real estate loans	--	41,165	41,165

Total loans	$10,575	$131,011	$141,586

Total discount (resulting from
acquisition date fair value
adjustments	(4,329)	(23,693)	(28,022)

Net loans	$6,246	$107,318	$113,564

Weighted average remaining
contractual life in years	--	15.8	14.9

Loan Loss Provision/Asset Quality

Our Provision for Loan Losses for the fourth quarter of 2009 was $4.3 million. During the quarter we charged off one $1.8 million commercial and industrial loan which had paid principal and interest on time from inception in April 2007 through August 2009 (at the end of September 2009 it was 40 days past due) when it abruptly stopped making payments. The company is still operating but their attorney alleges that one of the members of the LLC exceeded his authority and submitted fraudulent documents to us at the time the loan was made. We continued to work with the Company’s management and their legal counsel to work out the loan issue throughout the fourth quarter. We are aggressively pursuing all of the legal remedies available to us, but given the uncertainties associated with the loan we have charged it off in its entirety.

 We also charged off $1.3 million on two other loans. One of those loans is a commercial real estate loan placed on non-accrual last quarter and on which we have now begun foreclosure proceedings. The other is a commercial and industrial (C&I) loan which is current (but is now on non-accrual) due to an impairment in the value of our collateral.

Miscellaneous other charge-offs during the quarter aggregated $879 thousand and included small SBA related loans as well as two second trusts.

We also wrote down the book value of the lots we own in Culpeper by $400 thousand as a result of a longer than expected time it will take to sell this property.

Going forward we plan to report on the loans and the REO we originated and the loans we acquired in the Clifton Forge, First Service and Millennium transactions as “non-covered loans” separately from those acquired in the Greater Atlantic transaction the “Greater Atlantic” loans which are covered by the FDIC loss sharing agreement.

Non-covered loans and REO - Other real estate owned as of December 31, 2009 was $2.8 million compared to $3.4 million as of the end of the previous year. The December 31, 2009 amount was comprised of the lots in Culpeper we have previously reported.

Nonaccrual loans were $3.7 million at December 31, 2009 up from $1.1 million at the end of last year. The nonaccrual loans at December 31, 2009 consisted of two owner occupied commercial real estate loans, a C&I loan and two small residential loans. Foreclosure proceedings have been initiated on three of the loans.

The ratio of non-covered non-performing assets to total non-covered assets increased from 1.08% at the end of 2008 to 1.31% at December 31, 2009.

We had charge-offs totaling $5.7 million during the year ended December 31, 2009 of which $1.8 million was related to the fraud described above. Charge-offs during the year ended December 31, 2008 were $923 thousand. We had recoveries totaling $157 thousand during 2009 and $9 thousand during 2008.

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of non-covered total loans at December 31, 2009 was 1.48%, up from 1.40% at the end of 2008.  Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $76.2 million at December 31, 2009 and $75 million at the end of 2008.

In the Greater Atlantic transaction on December 4, 2009 we acquired $28.1 million in Greater Atlantic’s securities at the FDIC’s estimate of their fair market value. A week later we sold $14.4 million of those securities (mostly odd lot and other securities not meeting our investment criteria) at a net loss of $388 thousand which is reflected in the net gain from the acquisition as an adjustment to fair value. What we retained is SBA guaranteed loan pools.

In the second and third quarters of 2009 we reported OTTI’s on our trust preferred securities of $863 thousand and $1.2 million respectively. The deterioration in the underlying collateral of those securities continued in the fourth quarter.  For the past several quarters we have assumed that issuers rated “1” by IDC would default except in certain cases where we believed there were mitigating circumstances. We were more sanguine on issuers rated higher and those who were TARP recipients. We were wrong. What appears to be happening now is that institutions with higher ratings, including TARP recipients, are being guided by the regulators into deferring their trust preferred payments to preserve capital at the bank level. Accordingly, this quarter we have tightened the assumptions we use in performing a cash flow analysis of each security. Sonabank works with independent third parties to identify its best estimate of the cash flow expected to be collected. If this estimate results in the present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists) an OTTI is considered to have occurred. The cash flow analysis we performed this quarter included the following assumptions:

  We assume that 2% of the remaining performing collateral will default or defer in the first quarter of 2010 and 2% in the second quarter of 2010. We assume 50 basis points per annum thereafter (the previous assumption was 37.5 basis points).
  We assume recoveries ranging from 15% to 25% with a two year lag on new defaults and deferrals, and we assume 15% recoveries on existing defaults and deferrals.
  We assume no prepayments for 10 years and then 1% per annum for the remaining life of the security.
  Our securities have been modeled using the above assumptions by Sandler O’Neill and Sterne Agee using the forward LIBOR curve plus original spread to discount projected cash flows to present values.

These new assumptions, combined with increased actual defaults and deferrals, resulted in OTTI of $5.5 million on the trust preferred securities this quarter. In addition we took OTTI of $139 thousand on the only private label CMO we own, the SARM 2005-22 1A2, which is more fully described below.

		Ratings						Estimated
	Tranche	When Purchased		Current Ratings				Fair
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value
Investment Grade:						(in thousands)
ALESCO VIIA1B	Senior	Aaa	AAA	A3	AA	$8,734	$7,760	$7,177
MMCF II B	Senior Sub	A3	AA--	Baa2	BBB	577	529	503
MMCF III B	Senior Sub	A3	A--	Baa3	B	702	685	414
						10,013	8,974	8,094

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A--	Caa3	CC	1,500	478	478
TRAP 2007-XII C1	Mezzanine	A3	A	Ca	CC	2,021	124	124
TRAP 2007-XIII D	Mezzanine	NR	A--	NR	C	2,032	--	--
MMC FUNDING XVIII	Mezzanine	A3	A--	Ca	C	1,028	83	83
ALESCO V C1	Mezzanine	A2	A	Ca	CC	2,021	552	552
ALESCO XV C1	Mezzanine	A3	A--	Ca	CC	3,043	28	28
ALESCO XVIC	Mezzanine	A3	A--	Ca	CC	2,028	113	113
						13,673	1,378	1,378

Total						$ 23,686	$10,352	$9,472

			Sandler O'Neill (a)
			Sterne Agee (b)		Previously
		% of Current	Estimated		Recognized
		Defaults and	Incremental		Cumulative
	Current	Deferrals	Defaults		Other
	Defaults and	to Current	Required to		Comprehensive
Security	Deferrals	Collateral	Break Yield (1)		Loss (2)
Investment Grade:
ALESCO VIIA1B	$143,056	23%	$177,572	b	$328
MMCF II B	34,000	26%	16,900	a	48
MMCF III B	24,000	20%	25,100	a	17
					$393
						Previously	Current
					Cumulative	Recognized	Quarter
					Other Comprehensive	OTTI Related to	OTTI Related to
Other Than Temporarily Impaired:					Loss (3)	Credit Loss (3)	Credit Loss (3)
TPREF FUNDING II	104,100	30%	--	a	$780	$56	$186
TRAP 2007-XII C1	133,250	27%	--	b	1,318	--	579
TRAP 2007-XIII D	207,750	28%	--	b	--	81	1,951
MMC FUNDING XVIII	90,500	27%	--	a	475	321	149
ALESCO V C1	84,442	25%	--	b	956	194	319
ALESCO XV C1	206,800	31%	--	b	456	1,243	1,316
ALESCO XVIC	132,250	26%	--	b	735	181	999
					$4,720	$2,076	$5,499

(1) A break in yield for a given tranche means that defaults/deferrals have reached such a level that the tranche would not receive all of its contractual cash flows (principal and interest)
by maturity (so not just a temporary interest shortfall, but an actual loss in yield on the investment).In other words, the magnitude of the defaults/deferrals has depleted all of the credit enhancement (excess interest and over-collateralization) beneath the given tranche. This represents additional defaults beyond those currently existing.
(2) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity
(3) Pre-tax

 At December 31, 2009 the securities portfolio (held to maturity and available for sale) was comprised of the following:

  As of December 31, 2009 we owned $50.3 million of FNMA and FHLMC mortgage-backed securities, up from $38.7 million at December 31, 2008. Since the conservatorship, these securities carry the full faith and credit of the US Government. As of December 31, 2009 the fair market value of these securities was $51.3 million.
  We own $13.5 in guaranteed SBA loan pools acquired from the FDIC in the Greater Atlantic transaction which are designated as available-for-sale.
  We own 55,000 shares of the Freddie Mac perpetual preferred stock Series V. The fair value of these shares at December 31, 2009 was $41 thousand.
  We also own $2.0 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was downgraded from B to CCC by Standard and Poors in September 2009, and it was downgraded from BBB to CC by Fitch in August 2009. This security was originated in 2005. The average FICO score of the underlying loans at origination was 748. As of December 31, 2009, delinquencies of more than 60 days, foreclosures and REO totaled 32.1% compared to 30.3% at September 30, 2009. Credit support is 10.24 compared to 14 when originally issued, which provides coverage of 0.97 times projected losses in the collateral. The fair market value is $1.6 million. We have evaluated this security for potential impairment and, based on our review of the trustee report, shock analysis and current information regarding delinquencies, nonperforming loans and credit support, determined that an OTTI does exist as of December 31, 2009 in the amount of $139 thousand.

Deposits

Deposit growth was strong in 2009 as a result of organic growth combined with the acquisitions of the Warrenton branch of Millennium Bank as well as the Greater Atlantic transaction.  Non-interest bearing deposits rose to $33.3 million at December 31, 2009 up from $23.2 million at the end 2008. Brokered CDs declined from $118.3 million at the end of 2008 to $70.0 million as of December 31, 2009.

Stockholders’ Equity

Total stockholders’ equity increased from $68.8 million as of December 31, 2008 to $97.1 million at December 31, 2009 primarily as a result of our common stock offering in November 2009. Our Tier 1 Risk Based Capital Ratios were 17.23% and 16.55% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively as of December 31, 2009.

Southern National Bancorp of Virginia, Inc. is the holding company for Sonabank, which operates twelve branches in Virginia, located in McLean, Reston, Fairfax, Leesburg (2), Warrenton (2), Charlottesville, Newmarket, South Riding, Front Royal, and Clifton Forge and one in Rockville, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$8,070	$14,762
Investment securities-available for sale	18,505	15,633
Investment securities-held to maturity	57,696	59,326
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,940	4,041
Loans receivable, net of unearned income	462,287	302,266
Allowance for loan losses	(5,172)	(4,218)
Net loans	457,115	298,048
Intangible assets	12,571	11,854
Bank premises and equipment, net	3,225	3,598
Bank-owned life insurance	14,014	13,435
FDIC loss-share receivable	19,408	--
Other assets	14,889	11,227
Total assets	$611,433	$431,924

Liabilities and stockholders' equity
Noninterest-bearing deposits	$33,339	$23,219
Interest-bearing deposits	422,452	286,241
Securities sold under agreements to repurchase and other
short-term borrowings	22,020	20,890
Federal Home Loan Bank advances	30,000	30,000
Other liabilities	6,498	2,798
Total liabilities	514,309	363,148
Stockholders' equity	97,124	68,776
Total liabilities and stockholders' equity	$611,433	$431,924

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Interest and dividend income	$6,631	$6,087	$23,406	$24,402
Interest expense	1,788	2,869	8,077	11,984
Net interest income	4,843	3,218	15,329	12,418
Provision for loan losses	4,335	450	6,538	1,657
Net interest income after provision for loan losses	508	2,768	8,791	10,761
Account maintenance and deposit service fees	234	132	676	499
Income from bank-owned life insurance	147	150	579	588
Gain on sale of loans	51	--	206	107
Net gain (loss) on other assets	10,774	--	11,370	(136)
Net impairment losses recognized in earnings	(5,637)	(67)	(7,714)	(1,536)
Gain on sale of securities	--	157	371	269
Other	5	7	86	80
Noninterest income (loss)	5,574	379	5,574	(129)
Salaries and benefits	1,364	1,053	4,461	4,016
Occupancy expenses	595	504	2,131	1,978
FDIC assessments	117	58	565	211
FDIC special assessment	--	--	190	--
Other	1,465	761	3,715	2,904
Noninterest expense	3,541	2,376	11,062	9,109
Income before income taxes	2,541	771	3,303	1,523
Income tax expense (benefit)	821	(243)	947	315
Net income	$1,720	$1,014	$2,356	$1,208

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Per Share Data :
Earnings per share - Basic	$0.18	$0.15	$0.31	$0.18
Earnings per share - Diluted	$0.18	$0.15	$0.31	$0.18
Book value per share			$8.38	$10.12
Tangible book value per share			$7.30	$8.37
Weighted average shares outstanding - Basic	9,819,379	6,798,547	7,559,962	6,798,547
Weighted average shares outstanding - Diluted	9,819,379	6,798,547	7,559,962	6,798,547
Shares outstanding at end of period			11,590,212	6,798,547

Selected Performance Ratios and Other Data:
Return on average assets	1.32%	0.92%	0.52%	0.29%
Return on average equity	8.12%	5.93%	3.24%	1.75%
Yield on earning assets	5.54%	6.03%	5.60%	6.45%
Cost of funds	1.80%	3.28%	2.27%	3.70%
Cost of funds including non-interest bearing deposits	1.68%	3.10%	2.12%	3.49%
Net interest margin	4.04%	3.19%	3.66%	3.28%
Efficiency ratio (1)	67.72%	67.75%	66.36%	67.05%
Net charge-offs (recoveries) to average loans	1.03%	0.12%	1.65%	0.32%
Amortization of intangibles	$186	$182	$731	$727

	As of
	December 31,	December 31,
	2009	2008

Stockholders' equity to total assets	15.88%	15.92%
Tier 1 risk-based capital ratio	17.23%	17.46%
Intangible assets:
Goodwill	$8,713	$8,713
Core deposit intangible	3,858	3,141
Total	$12,571	$11,854

Non-covered loans and other real estate owned (2):
Nonaccrual loans	$3,720	$1,078
Loans past due 90 days and accruing interest	--	135
Other real estate owned	2,796	3,434
Total nonperforming assets	$6,516	$4,647
Allowance for loan losses to total non-covered loans	1.48%	1.40%
Nonperforming assets to total non-covered assets	1.31%	1.08%
Nonperforming assets to total non-covered loans	1.86%	1.54%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to legacy Sonabank loans and other real estate owned.

CONTACT:  Southern National Bancorp
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com